SUBSIDIARY NAME

 1  EQUITY ONE (ALPHA) INC.
 2  EQUITY ONE (ATLANTIC VILLAGE), INC.
 3  EQUITY ONE (BETA), INC.
 4  EQUITY ONE (BEUCLERC), INC.
 5  EQUITY ONE (COMMONWEALTH), INC.
 6  EQUITY ONE (DELTA), INC.
 7  EQUITY ONE (EL NOVILLO), INC.
 8  EQUITY ONE (EPSILON), INC.
 9  EQUITY ONE (EUSTIS), INC.
10  EQUITY ONE (FOREST EDGE), INC.
11  EQUITY ONE (LANTANA), INC.
12  EQUITY ONE (LAKE MARY), INC.
13  EQUITY ONE (MANDARIN), INC.
14  EQUITY ONE (MONUMENT), INC.
15  EQUITY ONE (OAK HILL), INC.
16  EQUITY ONE (PARKER TOWNE CENTRE), INC.
17  EQUITY ONE (POINT ROYALE), INC.
18  EQUITY ONE (SKYLAKE), INC.
19  EQUITY ONE (SUMMERLIN), INC.
20  EQUITY ONE (WEST LAKE), INC.
21  EQUITY ONE REALTY & MANAGEMENT
22  FLORIDA DEL REY HOLDINGS, INC.
23  FOUR CORNERS EQUITY CORP.
24  GAZIT (MERIDIAN), INC.